                                                                                                         Exhibit 12
                                                                                                         ----------

                                    CHEVRON CORPORATION - TOTAL ENTERPRISE BASIS
                                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (1)

                                               (Dollars in Millions)


                                                  Nine Months                     Year Ended December 31,
                                                     Ended         ------------------------------------------------
                                                September 30, 2000     1999      1998      1997      1996      1995
                                                ------------------ --------   -------  --------  --------  --------

Net Income                                            $3,691         $2,070   $ 1,339    $3,256    $2,607    $  930

Income Tax Expense                                     2,962          1,578       495     2,246     2,133       859

Distributions (Less Than)
Greater Than Equity in Earnings of
   Affiliates                                           (247)          (258)       25      (353)       83      (132)

Minority Interest                                          4              4         7        11         4         -

Previously Capitalized Interest
   Charged to Earnings During Period                      37              9        35        28        24        44

Interest and Debt Expense                                357            472       405       312       364       401

Interest Portion of Rentals (2)                          173            160       172       151       143       133
                                                     -------       --------   -------   -------   -------   -------
Earnings before Provisions for
   Taxes and Fixed Charges                            $6,977         $4,035   $2,478     $5,651   $ 5,358    $2,235
                                                     =======       ========   =======   =======    ======   =======

Interest and Debt Expense                             $  357         $  472   $   405    $  312   $   364    $  401

Interest Portion of Rentals (2)                          173            160       172       151       143       133

Capitalized Interest                                      20             59        39        82       108       138
                                                     -------       --------   -------   -------   -------   -------
   Total Fixed Charges                                $  550         $  691   $   616    $  545   $   615    $  672
                                                     =======       ========   =======   =======   =======   =======

-------------------------------------------------------------------------------------------------------------------
Ratio of Earnings to Fixed Charges                     12.69           5.84      4.02     10.37      8.71      3.33
-------------------------------------------------------------------------------------------------------------------

(1) Presentation of 1999 and prior years revised to conform to methodology for calculating Earnings and Fixed Charges prescribed by Item 503 of Regulation S-K, amended in 1998.
(2) Calculated as one-third of rentals.

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